Exhibit 10.14

Description of the Cash Bonus Program of SWS Group, Inc.

A component of the executive officer compensation program of SWS Group, Inc. (the “Company”) consists of cash bonuses based on the Company’s fiscal year consolidated return on equity subject to certain adjustments and individual business line results. Each individual executive officer’s bonus compensation is determined using objective measures of business unit performance as well as subjective measures of the executive officer’s contribution to the Company’s financial and strategic objectives and the overall consolidated return on equity. If awarded, bonuses are paid early in the following fiscal year. The Company’s Compensation Committee believes that basing a portion of an executive officer’s compensation on performance motivates the executive to perform at the highest possible level.